Exhibit 99.1

         Telular Corporation Announces Quarterly Results for
                  Second Quarter of Fiscal Year 2005

    VERNON HILLS, Ill.--(BUSINESS WIRE)--April 28, 2005--Telular
Corporation (Nasdaq:WRLS):

    Second Quarter Summary

    -- Total revenue declined 47% from same quarter last year and 4% from the first quarter

    --  $0.5 million one-time charge for separation pay

    -- $0.8 million special charge to write down inventory to market value

    --  CEO resigned in February

    Telular Corporation reported revenue of $13.1 million for its second quarter ended March 31, 2005, compared to $24.6 million for the same period last year. The Company reported a second-quarter net loss of $2.9 million, or $0.22 per share, compared to net income of $0.8 million, or $0.06 per share, for the second quarter of fiscal year 2004. The current year results include a special charge to cost of sales of $0.8 million for a write down of certain inventory to market value, as well as, a one-time charge of $0.5 million for CEO separation pay. The Company's former CEO resigned in February 2005.
    "The reduction in shipments as compared to the prior year resulted from lower shipments to certain customers that were experiencing lower-than-expected end user sales," said John E. Berndt, chairman and interim president and chief executive officer. "Recent reports suggest that end-user sales are increasing at many of these accounts," added Berndt.
    For the first six months of its fiscal year 2005, the Company reported revenue of $26.7 million, compared to $40.9 million last year for the same period. The Company reported a net loss of $3.9 million, or $0.29 per share, for the six-month period this year, compared to a net loss of $0.7 million, or $0.05 per share, for the same period last year.

    Operating Details

    Fixed Wireless sales of $9.3 million decreased $12.1 million during the second quarter compared to the same period last year due primarily to lower shipments to El Salvador, Mexico and Venezuela, while Wireless Alarm revenues of $3.8 million increased $0.6 million over the same period last year. For the first six months of fiscal year 2005, Fixed Wireless sales of $19.1 million decreased $15.2 million compared to the same period last year, while Wireless Alarm revenues of $7.7 million increased $1.0 million over the same period last year.
    "Our Wireless Alarm business continues to generate strong results with higher sales, improved margins and lower operating expenses," said Berndt.
    The Company's gross margin in the second quarter of 21% is 7 percentage points less than the same period last year. The decrease in margin is primarily the result of a special charge of $0.8 million to write down certain inventories to market value.
    "We increased our inventory reserves during the second quarter based on new information from the market that indicates that in a few cases inventory is valued above market value or the quantity on hand exceeds market requirements," explained Berndt.
    Excluding the special charge, gross margin for the second quarter was unchanged at 28% from the same period last year. For the first six months of fiscal year 2005, gross margin of 25% is 1 percentage point less than the same period last year.
    Operating expenses during the second quarter of $5.8 million were at a comparable level to the prior year, despite the current year including a one-time charge of $0.5 million for separation pay to the former CEO. Excluding the one-time charge, operating expenses were 11% less than last year due to lower revenue. Through the first six months of fiscal year 2005, operating expenses of $10.8 million are $1 million or 9% less than last year for the same reason.
    Through the first six months of fiscal year 2005, the Company used $5.1 million of cash from operations, compared to $4.9 million of cash used for operations during the same period of last year. At March 31, 2005, the Company had $17.3 million in cash and $33.7 million of working capital, compared to $19.8 million in cash and $35.8 million of working capital at the same time last year.

    Investor Conference Call

    Telular's quarterly conference call will be held today, April 28, 2005 at 10:00 A.M. CDT. To participate on the teleconference from the United States and Canada dial 1-800-839-6489 at least 15 minutes prior to the start of the call. International attendees may gain access by dialing +1-706-634-2227. For all callers the conference code is 5585297. You may also monitor the call via webcast at http://audioevent.mshow.com/229489.

    CEO Search

    The Company has engaged an executive search firm and is conducting a national search for a new CEO. In the meantime, Mr. John E. Berndt, Chairman of the Board, is serving as the Company's interim President and CEO.

    About Telular

    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City, Beijing and Johannesburg. For further company information, visit Telular at http://www.telular.com.

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2004. Copies of these filings may be obtained by contacting the Company or the SEC.


                      Financial Tables Follow...



                          TELULAR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                     AND STATEMENTS OF CASH FLOWS
               (Dollars in thousands, except share data)

                            BALANCE SHEETS

                                           March 31,    September 30,
                                             2005           2004
                                         -------------- --------------
ASSETS                                    (Unaudited)
  Cash and cash equivalents             $       17,272 $       22,677
  Trade receivables, net of allowance
   for doubtful accounts of $202 and
   $192 at March 31, 2005 and
   September 30, 2004, respectively             13,498         12,844
  Inventories, net                              10,491         10,636
  Prepaid expenses and other current
   assets                                          501            222
                                         -------------- --------------
  Total current assets                          41,762         46,379

  Property and equipment, net                    2,792          3,130
  Other assets                                   4,558          4,857
                                         -------------- --------------
  Total assets                          $       49,112 $       54,366
                                         ============== ==============


LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                   $        8,093 $        9,565
  Total stockholders' equity (a)                41,019         44,801
                                         -------------- --------------
  Total liabilities and stockholders'
   equity                               $       49,112 $       54,366
                                         ============== ==============

(a) At March 31, 2005, 13,295,278 shares were outstanding



           CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS


                                          Six Months Ended March 31,
                                             2005           2004
                                         -------------- --------------
                                          (Unaudited)    (Unaudited)

    Net cash used in operating
     activities                                $(5,128)       $(4,935)

    Net cash used in investing
     activities                                   (359)          (695)
                                         -------------- --------------

    Subtotal net cash used in before
     financing activities                      $(5,487)       $(5,630)

    Net cash provided by financing
     activities                                     82          1,594
                                         -------------- --------------

    Net decrease in cash and cash
     equivalents                               $(5,405)       $(4,036)
                                         ============== ==============



                          TELULAR CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands, except share data)
                               Unaudited

                                          Three Months Ended March 31,
                                              2005           2004
                                         -------------- --------------

 Revenues
   Net product sales                           $10,840        $22,668
   Service revenue                               2,243          1,926
                                         -------------- --------------
   Total revenue                                13,083         24,594

 Cost of sales
   Net product cost of sales                     9,041         16,682
   Service cost of sales                         1,263          1,145
                                         -------------- --------------
   Total cost of sales                          10,304         17,827

 Gross margin                                    2,779          6,767

 Engineering and development expenses            1,661          1,721
 Selling and marketing expenses                  2,469          2,730
 General and administrative expenses             1,651          1,520
                                         -------------- --------------
   Income (loss) from operations                (3,002)           796

 Other income, net                                  62              2
                                         -------------- --------------

 Income (loss) before income taxes              (2,940)           798

 Income taxes, net of tax benefit                    -              -
                                         -------------- --------------

 Net income (loss)                             $(2,940)          $798
                                         ============== ==============

 Net income (loss) per common share:

 Basic                                          $(0.22)         $0.06
 Diluted                                        $(0.22)         $0.06

 Weighted average number of common shares outstanding:

 Basic                                      13,293,338     13,087,478
 Diluted                                    13,293,338     13,990,119


                          TELULAR CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands, except share data)
                               Unaudited

                                           Six Months Ended March 31,
                                              2005           2004
                                         -------------- --------------

 Revenues
   Net product sales                           $22,293        $37,129
   Service revenue                               4,443          3,813
                                         -------------- --------------
   Total revenue                                26,736         40,942

 Cost of sales
   Net product cost of sales                    17,433         27,721
   Service cost of sales                         2,515          2,397
                                         -------------- --------------
   Total cost of sales                          19,948         30,118

 Gross margin                                    6,788         10,824


 Engineering and development expenses            3,321          3,680
 Selling and marketing expenses                  4,605          5,131
 General and administrative expenses             2,841          2,713
                                         -------------- --------------
   Loss from operations                         (3,979)          (700)

 Other income, net                                 107             15
                                         -------------- --------------

 Loss before income taxes                       (3,872)          (685)

 Income taxes, net of tax benefit                    -              -
                                         -------------- --------------

 Net loss                                      $(3,872)         $(685)
                                         ============== ==============

 Net loss per common share:

 Basic                                          $(0.29)        $(0.05)
 Diluted                                        $(0.29)        $(0.05)

 Weighted average number of common shares outstanding:

 Basic                                      13,285,909     13,020,954
 Diluted                                    13,285,909     13,020,954

    CONTACT: Telular Corporation
             Jeffrey L. Herrmann, 847-247-9400
             Fax: 847-247-0021
             E-mail: jherrmann@telular.com